Exhibit 99.1

News
For Immediate Release	Contact:
July 24, 2008	Rick B. Honey
(212) 878-1831

MINERALS TECHNOLOGIES INC. REPORTS RECORD SECOND QUARTER
DILUTED EARNINGS PER SHARE FROM CONTINUING OPERATIONS
OF $0.98, AN 18-PERCENT INCREASE OVER PRIOR YEAR

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Total Earnings per Share was $1.22 including Gain on Sale of Assets
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Company Also Declares Regular Dividend of $0.05 per Share on its Common Stock
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NEW YORK, July 24--Minerals Technologies Inc. (NYSE: MTX) today reported second quarter diluted earnings per common share of $1.22 compared with $0.74 per share in the second quarter of 2007. Earnings from continuing operations were $0.98 per share for the second quarter compared with $0.83 per share from continuing operations in the same period of 2007 - an 18-percent increase. The company also recorded income of $0.24 per share from discontinued operations in the quarter compared with a loss of $0.09 in the prior year. This was attributable primarily to a gain on sales of two idle facilities. Net income for the quarter was $23.3 million, a 62-percent increase over the $14.4 million reported in the second quarter of 2007.

     Worldwide sales in the quarter increased 10 percent to $299.8 million from $271.4 million in the previous year. Foreign exchange had a favorable impact on sales of approximately $14.1 million, or 5 percentage points of growth. The additional sales growth was primarily attributable to price increases necessitated by higher raw material and energy costs and by volume increases. Operating income was $28.8 million, a 7-percent increase over the $26.9 million reported in the second quarter of 2007. Return on

Capital for the second quarter was 9.2 percent on an annualized basis, excluding the gain on asset sales, compared to 6.8 percent for the second quarter of 2007.

     "Our second quarter results showed an improved profitability over the same period last year despite a difficult business environment and escalating raw materials and energy costs," said Joseph C. Muscari, chairman and chief executive officer. "We continue to derive savings from both the restructuring program we announced in the third quarter of 2007 and our continuous improvement initiatives."

     In the second quarter, sales in the Specialty Minerals segment, which includes the Precipitated Calcium Carbonate (PCC) and Processed Minerals product lines, increased 5 percent to $189.1 million from $180.8 million in the comparable quarter of 2007. Operating income for the second quarter of 2007 was $20.1 million, a 9-percent increase over the $18.4 million reported the previous year and was 10.6 percent of sales.

     Worldwide net sales of PCC increased 6 percent in the second quarter to $158.0 million from $149.5 million in the same period in 2007. Paper PCC sales increased 6 percent in the second quarter to $142.2 million from $133.9 million in the same period last year primarily due to foreign exchange, which had a favorable impact on sales of approximately $8.1 million. Total Paper PCC volumes declined slightly due to weakness in the North American and European markets.

     Sales of Processed Minerals products for the second quarter were $31.1 million, a 1-percent decline from the $31.3 million reported for the same period in 2007. Talc sales declined 2 percent to $9.5 million from $9.7 million in the prior year. Ground Calcium Carbonate (GCC) sales were flat. The Processed Minerals product line continues to be affected by weakness in the residential and commercial construction markets, as well as the automotive market. Housing starts are at their lowest levels in 17 years, and the automotive sector remains on a downward trend. As a result, volumes declined 7 percent from the same period in the prior year.

     Second quarter net sales in the Refractories segment, which primarily serves the steel industry, increased 22 percent to $110.7 million from $90.6 million in the same period of 2007. This increase was attributable to increased selling prices to mitigate significant raw materials cost increases, a more favorable product mix in the Refractory product line and strong demand in the Metallurgical product line. Also, foreign exchange had a favorable impact on sales of approximately $6.0 million, or 7 percentage points of growth. Operating income for the Refractories segment in the second quarter of 2008 increased 5 percent to $8.9 million from $8.5 million in the same period last year and was 8.0 percent of sales as compared with 9.4 percent of sales in the prior year. This margin compression was the result of increased costs for magnesium oxide, the primary raw material for production of refractory materials, and for other raw materials as well as additional restructuring charges.

     Sales of Refractory Products and Systems for steel and other industrial applications increased 23 percent in the second quarter to $89.8 million from $73.1 million last year. Sales of Metallurgical Products increased 19 percent in the second quarter to $20.9 million compared with $17.5 million in the same period last year, primarily due to increased volume.

First Half Results

     In the first half of 2008, diluted earnings per common share was $2.12 of which $1.86 was from continuing operations, a 26-percent increase over the $1.48 recorded in the prior year. The company also reported income of $0.26 per share for discontinued operations as compared with a loss of $0.18 per share during the same period in 2007.

Net income for the first half was $40.5 million, a 61-percent increase over the $25.2 million reported in the prior year.

     Worldwide sales for the first six months of 2008 increased 8 percent to $577.3 million from the $536.9 million reported last year. Foreign exchange had a favorable impact on sales of approximately $26.1 million or 5 percentage points of growth; and, additional sales growth was attributable to price increases. Operating income for the first six months of 2008 was $55.9 million, a 13-percent increase over the $49.6 million reported in the first half of 2007.

     "This marks our second consecutive record quarter for earnings in the company's history," said Mr. Muscari. "Our performance for the first half of 2008 is the direct result of the fundamental changes made in the company last year. We now have a stronger operating platform and are better positioned to face the challenges confronting us as we go forward. However, we expect market and economic conditions in the second half - especially escalating raw material costs - to be more difficult. Consequently, because of these factors, we don't expect our second half to be as strong as the first."

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     The company also declared a regular quarterly dividend of $0.05 per share on its common stock. The dividend is payable on September 17, 2008 to stockholders of record on September 1, 2008.

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     Minerals Technologies has scheduled an analyst conference call for Friday, July 25, 2008 at 11:00 a.m. to discuss operating results for the second quarter. The conference call will be broadcast over the company's website, www.mineralstech.com.

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This press release may contain forward-looking statements, which describe or are based on current expectations; in particular, statements of anticipated changes in the business environment in which the company operates and in the company's future operating results. Actual results may differ materially from these expectations. In addition, any statements that are not historical fact (including statements containing the words "believes," "plans," "anticipates," "expects," "estimates," and similar expressions) should also be considered to be forward-looking statements. The company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise. Forward-looking statements in this document should be evaluated together with the many uncertainties that affect our businesses, particularly those mentioned in the risk factors and other cautionary statements in our 2007 Annual Report on Form 10-K and in our other reports filed with the Securities and Exchange Commission.

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	CONSOLIDATED STATEMENTS OF INCOME MINERALS TECHNOLOGIES INC. AND SUBSIDIARY COMPANIES (in thousands, except per share data) (unaudited)

	Quarter Ended			% Growth		Six Months Ended		% Growth

	June 29, 2008	March 31, 2008	July 1, 2007	Prior Year	Prior Qtr.	June 29, 2008	July 1, 2007	Prior Year

Net sales	$299,794	$277,520	$271,432	10%	8%	$577,314	$536,915	8%

Cost of goods sold	237,512	216,785	211,318	12%	10%	454,297	420,281	8%

Production margin	62,282	60,735	60,114	4%	3%	123,017	116,634	5%

Marketing and administrative expenses	26,590	26,040	26,570	0%	2%	52,630	53,469	(2)%
Research and development expenses	6,014	6,120	6,600	(9)%	(2)%	12,134	13,528	(10)%
Restructuring and other charges	899	1,432	0	*	(37)%	2,331	0	*

Income from operations	28,779	27,143	26,944	7%	6%	55,922	49,637	13%

Non-operating income
(deductions) - net	(724)	(1,514)	(1,749)	(59)%	(52)%	(2,238)	(4,428)	(49)%

Income before provision for
taxes on income, minority interests
and discontinued operations	28,055	25,629	25,195	11%	9%	53,684	45,209	19%

Provision for taxes on income	8,653	7,945	8,245	5%	9%	16,598	14,808	12%

Minority interests	713	853	823	(13)%	(16)%	1,566	1,671	(6)%

Income from continuing operations	18,689	16,831	16,127	16%	11%	35,520	28,730	24%

Income (loss) from discontinued operations, net of tax	4,646	376	(1,753)	(365)%	*	5,022	(3,535)	*

Net income	$23,335	$17,207	$14,374	62%	36%	$40,542	$25,195	61%
* Percentage not meaningful

Weighted average number of common
shares outstanding:
Basic	18,937	19,076	19,202			19,006	19,133

Diluted	19,065	19,179	19,457			19,114	19,358

Earnings per share:

Basic:
Income from continuing operations	$0.99	$0.88	$0.84	18%	13%	$1.87	$1.50	25%
Income (Loss) from discontinued operations	0.24	0.02	(0.09)	*	*	0.26	(0.18)	*
Net income	$1.23	$0.90	$0.75	64%	37%	$2.13	$1.32	61%

Diluted:
Income from continuing operations	$0.98	$0.88	$0.83	18%	11%	$1.86	$1.48	26%
Income (Loss) from discontinued operations	0.24	0.02	(0.09)	*	*	0.26	(0.18)	*
Net income	$1.22	$0.90	$0.74	65%	36%	$2.12	$1.30	63%

Cash dividends declared per common share	$0.05	$0.05	$0.05			$0.10	$0.10

* Percentage not meaningful

MINERALS TECHNOLOGIES INC. AND SUBSIDIARY COMPANIES
NOTES TO CONSOLIDATED STATEMENTS OF INCOME

  For the periods ended June 29, 2008 and July 1, 2007.

  Sales increased 6 % in the United States in the second quarter of 2008 as compared with second quarter 2007. International sales increased 15% in the second quarter of 2008 as compared with second quarter 2007. Sales increased 5% in the United States for the first six months of 2008 as compared with the first six months of 2007. International sales increased 11% for the first six months of 2008 as compared with the first six months of 2007.

  In the third quarter of 2007, the Company initiated a plan to realign its operations as a result of an in-depth strategic review of its operations. Additional restructuring charges recorded in the second quarter and first half of 2008 associated with this realignment were as follows (millions of dollars):

	Second Quarter	First Half 2008

Restructuring and other costs
Severance and other employee benefits	$0.9	$1.8
Other exit costs	0.0	0.5

	$0.9	$2.3

  During the fourth quarter of 2007, the Company exited its Synsil® Products product line and reclassified such operations as discontinued. In addition, the Company reclassified to discontinued operations its two Midwest plants located in Mt. Vernon, Indiana and Wellsville, Ohio. All assets held are classified as held for disposal as of June 29, 2008 and December 31, 2007. During the second quarter of 2008, the Company sold two of its idle Synsil operations in Chester, South Carolina, and Woodville, Ohio for approximately $ 7.5 million. This resulted in a pre-tax gain of approximately $6.5 million ($4.3 million after-tax) that was recorded in discontinued operations.

  The following table details selected financial information for the businesses included within discontinued operations in the Consolidated Statements of Income (millions of dollars):

	Three Months Ended			Six Months Ended

	June 29,	March 31,	July 1,	June 29,	July 1,
	2008	2008	2007	2008	2007

Net sales	$6.4	$6.3	$8.0	$12.7	$16.1

Production margin	0.7	0.7	(1.5)	1.5	(3.1)
Total expenses	0.2	0.2	1.2	0.5	2.4
Restructuring charges (reversals)	(0.2)	(0.1)	0.0	0.3	0.0

Income (loss) from operations	0.7	0.6	(2.7)	1.3	(5.5)
Provision for taxes on income	0.3	0.2	(0.9)	0.6	(2.0)

Income (loss) from operations, net of tax	0.4	0.4	(1.8)	0.7	(3.5)
Pre-tax gains on sales of discontinued business	6.5	0.0	0.0	6.5	0.0
Provision for taxes on gains	(2.2)	0.0	0.0	(2.2)	0.0

Income (loss) from discontinued operations, net of tax	$4.7	$0.4	$(1.8)	$5.0	$(3.5)

  The following table reflects the components of non-operating income and deductions (millions of dollars):

	Three Months Ended			Six Months Ended

	June 29, 2008	March 31, 2008	July 1, 2007	June 29, 2008	July 1, 2007

Interest income	$1.0	$1.1	$0.6	$2.1	$1.1
Interest expense	(1.1)	(1.5)	(2.6)	(2.6)	(5.1)
Foreign exchange gains (losses)	(0.3)	(0.8)	0.2	(1.1)	(0.1)
Other deductions	(0.3)	(0.3)	0.1	(0.6)	(0.2)
Non-operating deductions, net	$(0.7)	$(1.5)	$(1.7)	$(2.2)	$(4.3)

  The analyst conference call to discuss operating results for the second quarter is scheduled for Friday, July 25, 2008 at 11:00 a.m. and will be broadcast over the Company's website (www.mineralstech.com). The broadcast will remain on the Company's website for no less than one year.

SUPPLEMENTARY DATA MINERALS TECHNOLOGIES INC. AND SUBSIDIARY COMPANIES (millions of dollars) (unaudited)

	Quarter Ended			% Growth		Six Months Ended		% Growth

SALES DATA	June 29, 2008	March 31, 2008	July 1, 2007	Prior Year	Prior Qtr.	June 29, 2008	July 1, 2007	Prior Year

United States	$158.3	$148.5	$148.7	6%	7%	$306.8	$293.5	5%
International	141.5	129.0	122.7	15%	10%	270.5	243.4	11%
Net Sales	$299.8	$277.5	$271.4	10%	8%	$577.3	$536.9	8%

Paper PCC	$142.2	$137.9	$133.9	6%	3%	$280.0	$267.6	5%
Specialty PCC	15.8	15.3	15.6	1%	3%	31.1	30.5	2%
PCC Products	$158.0	$153.2	$149.5	6%	3%	$311.1	$298.1	4%

Talc	$9.5	$9.2	$9.7	(2)%	3%	$18.7	$19.1	(2)%
Ground Calcium Carbonate	21.6	18.4	21.6	0%	17%	40.1	39.6	1%
Processed Minerals Products	$31.1	$27.6	$31.3	(1)%	13%	$58.8	$58.7	0%

Specialty Minerals Segment	$189.1	$180.8	$180.8	5%	5%	$369.9	$356.8	4%

Refractory products	$89.8	$79.1	$73.1	23%	14%	$168.9	$144.7	17%
Metallurgical Products	20.9	17.6	17.5	19%	19%	38.5	35.4	9%
Refractories Segment	$110.7	$96.7	$90.6	22%	14%	$207.4	$180.1	15%

Net Sales	$299.8	$277.5	$271.4	10%	8%	$577.3	$536.9	8%

SEGMENT OPERATING INCOME DATA

Specialty Minerals Segment	$20.1	$18.4	$18.4	9%	9%	$38.5	$34.4	12%

Refractories Segment	$8.9	$8.8	$8.5	5%	1%	$17.8	$15.2	17%

Unallocated Corporate Expenses	$(0.2)	$(0.1)	$0.0	*	100%	$(0.4)	$0.0	*

Consolidated	$28.8	$27.1	$26.9	7%	6%	$55.9	$49.6	13%

MINERALS TECHNOLOGIES INC. AND SUBSIDIARY COMPANIES CONDENSED CONSOLIDATED BALANCE SHEETS

ASSETS

(In Thousands of Dollars)
	June 29, 2008*	December 31, 2007**

Current assets:
Cash & cash equivalents	$138,979	$128,985
Short-term investments	13,210	9,697
Accounts receivable, net	211,906	180,868
Inventories	128,654	103,373
Prepaid expenses and other current assets	27,289	22,773
Assets held for disposal	22,099	27,614
Total current assets	542,137	473,310

Property, plant and equipment	1,386,821	1,351,843
Less accumulated depreciation	907,639	862,457
Net property, plant & equipment	479,182	489,386

Goodwill	71,816	71,964
Prepaid pension costs	54,625	53,667
Other assets and deferred charges	35,481	40,566

Total assets	$1,183,241	$1,128,893

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
Short-term debt	$19,368	$9,518
Current maturities of long-term debt	397	7,210
Accounts payable	78,016	66,084
Restructuring liabilities	4,695	14,479
Other current liabilities	59,091	65,057
Liabilities of assets held for disposal-current	3,312	4,801
Total current liabilities	164,879	167,149

Long-term debt	101,221	111,006
Other non-current liabilities	113,872	99,565
Total liabilities	379,972	377,720

Total shareholders' equity	803,269	751,173

Total liabilities and shareholders' equity	$1,183,241	$1,128,893

* Unaudited.
** Condensed from audited financial statements.